Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein	Michelle M. Dawson
	Chairman and	Vice President of Investor Relations
	Chief Executive Officer	216-755-5500
	216-755-5500	mdawson@ddr.com
DEVELOPERS DIVERSIFIED REALTY REPORTS FFO PER
DILUTED SHARE OF $0.83 FOR THE QUARTER ENDED SEPTEMBER 30, 2008
CLEVELAND, OHIO, October 23, 2008 - Developers Diversified Realty Corporation (NYSE: DDR), the nation’s leading owner, manager and developer of market-dominant shopping centers, today reported operating results for the third quarter ended September 30, 2008.
•	Funds From Operations (“FFO”) per diluted share was $0.83 and net income per diluted share was $0.23 for the three-month period ended September 30, 2008, as compared to the prior-year comparable period of $0.80 and $0.26, respectively. The increase in per share for the three-month period ended September 30, 2008, primarily represents solid operating results from the Company’s core properties. The decrease in net income per share for the three-month period ended September 30, 2008, primarily represents increased depreciation costs. There are several one-time items included in this quarter’s results such as the release of previously established tax reserves offset by certain litigation related matters, the loss on sale of one of the Company’s business centers and the effect of mark-to-market hedging adjustments at certain joint ventures. The net impact of the items mentioned above is approximately zero.

•	FFO per diluted share was $2.48 and net income per diluted share was $0.75 for the nine-month period ended September 30, 2008, as compared to the prior-year comparable period of $2.97 and $1.59, respectively. The decrease in FFO and net income per share for the nine-month period ended September 30, 2008, is primarily related to a reduction in the amount of transactional income recognized in 2008 as described below.

•	Executed leases during the third quarter totaled approximately 2.8 million square feet, including 176 new leases and 289 renewals.

•	On a cash basis, base rental rates increased 16.4% on new leases, 6.9% on renewals and 8.9% overall.

•	Core portfolio leased percentage at September 30, 2008 was 94.5%.

•	Same store net operating income (“NOI”) for the year increased 1.8% over the prior-year comparable period.

Scott A. Wolstein, Developers Diversified’s Chairman and Chief Executive Officer, stated, “I’m pleased to announce this quarter’s financial results, which reflect consumers’ continued shift to value-oriented retailers. Our centers and our largest tenants have been, and should continue to be, the relative winners, thereby contributing to the consistency of our core operations. We see this consumer trend reflected in our leasing volume, which set an all-time company record in terms of number of new leases executed in a quarter, and in our leasing spreads, which are comparable to historic averages on an overall, blended basis.”
Financial Results:
Net income applicable to common shareholders was $27.9 million, or $0.23 per share (diluted and basic), for the three-month period ended September 30, 2008, as compared to $32.7 million, or $0.26 per share (diluted) and $0.27 per share (basic), for the prior-year comparable period.
For the three-month periods ended September 30, 2008 and 2007, FFO per share was $0.83 (diluted and basic) and $0.80 (diluted and basic), respectively. FFO applicable to common shareholders was $100.0 million for the three-month period ended September 30, 2008, as compared to $99.5 million for the three-month period ended September 30, 2007.
Net income applicable to common shareholders was $90.2 million, or $0.75 per share (diluted and basic), for the nine-month period ended September 30, 2008, as compared to $192.9 million, or $1.59 per share (diluted) and $1.60 per share (basic), for the prior-year comparable period. The decrease in net income for the nine-month period ended September 30, 2008, is primarily related to a reduction in the amount of transactional income earned during the same period in 2007 (gains on disposition of real estate of approximately $72.5 million and promoted income from joint venture interests of approximately $14.3 million) and the transfer of 62 assets to unconsolidated joint venture interests in 2007 and the sale of 67 assets to third parties in 2007.
For the nine-month periods ended September 30, 2008 and 2007, FFO per share was $2.48 (diluted and basic) and $2.97 (diluted) and $2.98 (basic), respectively. FFO applicable to common shareholders was $298.7 million for the nine-month period ended September 30, 2008, as compared to $365.0 million for the nine-month period ended September 30, 2007. The decrease in FFO for the nine-month period ended September 30, 2008, is primarily a result of the same factors impacting net income as described above.
FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
The following results from the third quarter ended September 30, 2008 highlight continued strong leasing activity throughout the portfolio:
•	Executed 176 new leases aggregating 1.0 million square feet and 289 renewals aggregating 1.8 million square feet.

•	On a cash basis, rental rates on new leases increased 16.4% and rental rates on renewals increased 6.9%. Overall, rental rates for new leases and renewals increased 8.9%.

•	Total portfolio average annualized base rent per occupied square foot, excluding Brazil, as of September 30, 2008 was $12.38, as compared to $12.28 at September 30, 2007.

•	Core portfolio leased rate was 94.5% as of September 30, 2008, as compared to 95.9% at September 30, 2007.
Total annual recurring leasing capital expenditures for the Company and its joint ventures are estimated to be approximately $32 million ($0.27 per square foot of owned GLA) in 2009 calculated based on 100% of the funding.
Dispositions:
In the third quarter of 2008, the Company sold six shopping center assets and one business center, aggregating approximately 0.6 million square feet, for aggregate sales proceeds of $69.8 million and recorded an aggregate loss of approximately $2.4 million. The Company recorded a loss on sale of $5.8 million relating to the sale of one of its business centers in Massachusetts. This loss was recorded as a charge to FFO for the three- and nine-month periods ended September 30, 2008.
Wholly-Owned and Consolidated Joint Venture Development:
The Company currently has the following wholly-owned and consolidated joint venture shopping center projects under construction:

		Expected	Initial
	Owned	Net Cost	Anchor
Location	GLA	($ Millions)	Opening *	Description
Ukiah (Mendocino), California **	227,500	$66.2	2H 10	Mixed Use
Guilford, Connecticut	146,396	47.6	2H 10	Lifestyle Center
Miami (Homestead), Florida	275,839	74.9	2H 08	Community Center
Miami, Florida	400,685	142.6	2H 06	Mixed Use
Boise (Nampa), Idaho	450,855	123.1	2H 07	Community Center
Boston (Norwood), Massachusetts	72,340	25.5	2H 09	Community Center
Boston, Massachusetts (Seabrook, New Hampshire)	215,905	57.5	2H 10	Community Center
Elmira (Horseheads), New York	350,987	53.7	1H 07	Community Center
Raleigh (Apex), North Carolina (Promenade)	81,780	17.9	2H 09	Community Center
Austin (Kyle), Texas **	443,092	77.2	2H 09	Community Center

Total	2,665,379	$686.2

*	1H = First Half, 2H = Second Half; either actual or anticipated

**	Consolidated 50% Joint Venture
At September 30, 2008, approximately $447.4 million of costs were incurred in relation to the Company’s 10 wholly-owned and consolidated joint venture development projects under construction.
In addition to these current developments, several of which will be phased in, the Company and its joint ventures intend to commence construction on various other developments only after substantial tenant leasing has occurred and construction financing is available, including several international projects. The Company has also identified several additional potential development opportunities. While there are no assurances any of these projects will be undertaken, they provide a source of potential development projects over the next several years.
Unconsolidated Joint Venture Development:
The Company’s unconsolidated joint ventures have the following shopping center projects under construction. At September 30, 2008, approximately $433 million of costs had been incurred in relation to these development projects.

	DDR’s
	Effective		Expected	Initial
	Ownership	Owned	Net Cost	Anchor
Location	Percentage	GLA__	($ Millions)	Opening*	Description
Kansas City (Merriam), Kansas	20.0%	158,632	$43.7	2H 08	Community Center
Detroit (Bloomfield Hills), Michigan	10.0%	623,782	189.8	2H 09	Lifestyle Center
Dallas (Allen), Texas	10.0%	797,665	171.2	1H 08	Lifestyle Center
Manaus, Brazil	47.4%	477,630	124.6	1H 09	Enclosed Mall

Total		2,057,709	$529.3

*	1H = First Half, 2H = Second Half; either actual or anticipated
Wholly-Owned and Consolidated Joint Venture Redevelopments and Expansions:
The Company is currently expanding/redeveloping the following wholly-owned and consolidated joint venture shopping centers at a projected aggregate net cost of approximately $121.5 million. At September 30, 2008, approximately $85 million of costs had been incurred in relation to these projects.

Property	Description
Miami (Plantation), Florida	Redevelop shopping center to include Kohl’s and additional junior tenants
Chesterfield, Michigan	Construct 25,400 sf of small shop space and retail space
Fayetteville, North Carolina	Redevelop 18,000 sf of small shop space and construct an outparcel building
Akron (Stow), Ohio	Redevelop former K-Mart space and develop new outparcels
Unconsolidated Joint Venture Redevelopments and Expansions:
The Company’s unconsolidated joint ventures are currently expanding/redeveloping the following shopping centers at a projected net cost of $449.2 million, which includes original acquisition costs related to assets acquired for redevelopment. At September 30, 2008, approximately $401.8 million of costs had been incurred in relation to these projects. The following is a summary of these joint venture redevelopment and expansion projects:

	DDR’s
	Effective
	Ownership
Property	Percentage	Description
Buena Park, California	20.0%	Large-scale re-development of enclosed mall to open-air format
Los Angeles (Lancaster), California	21.0%	Relocate Wal-Mart and redevelop former Wal-Mart space
Chicago (Deer Park), Illinois	25.75%	Re-tenant former retail shop space with junior tenant and construct 13,500 sf multi-tenant outparcel building
Benton Harbor, Michigan	20.0%	Construct 89,000 sf of anchor space and retail shops
Kansas City, Missouri	20.0%	Relocate retail shops and re-tenant former retail shop space
Cincinnati, Ohio	18.0%	Redevelop former JCPenney space

Developers Diversified Realty Corporation currently owns and manages approximately 720 retail operating and development properties in 45 states, plus Puerto Rico, Brazil, Russia and Canada, totaling approximately 159 million square feet. Developers Diversified Realty Corporation is a self-administered and self-managed REIT operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Web site which is located at http://www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of or significant downsizing of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements and the finalization of the financial statements for three and nine-month periods and September 30, 2008. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Form 10-K as of December 31, 2007. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Periods		Nine-Month Periods
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Revenues:
Minimum rents (A)	$158,223	$156,911	$474,885	$479,576
Percentage and overage rents (A)	1,062	1,980	5,145	5,511
Recoveries from tenants	51,644	51,609	152,194	152,640
Ancillary and other property income	4,950	5,110	15,932	14,048
Management, development and other fee income	15,378	13,827	47,302	34,906
Other (B)	2,656	2,110	7,834	13,536

	233,913	231,547	703,292	700,217

Expenses:
Operating and maintenance	35,992	32,596	106,512	93,990
Real estate taxes	28,407	26,516	83,719	82,284
General and administrative (C)	19,560	19,626	61,607	60,304
Depreciation and amortization	63,297	55,803	177,544	161,274

	147,256	134,541	429,382	397,852

Other income (expense):
Interest income	1,663	1,564	2,791	7,726
Interest expense	(60,651)	(61,666)	(182,782)	(194,581)
Other expense (D)	(6,859)	(225)	(7,259)	(675)

	(65,847)	(60,327)	(187,250)	(187,530)

Income before equity in net income of joint ventures, minority interests, income tax benefit (expense) of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate, net of tax	20,810	36,679	86,660	114,835
Equity in net income of joint ventures (E)	1,981	6,003	21,924	33,887
Minority interests (F)	(1,524)	(2,204)	(5,865)	(16,204)
Income tax benefit (expense) of taxable REIT subsidiaries and franchise taxes (G)	16,414	(483)	15,070	15,294

Income from continuing operations	37,681	39,995	117,789	147,812
(Loss) income from discontinued operations (H)	(2,259)	(403)	(2,291)	21,731

Income before gain on disposition of real estate	35,422	39,592	115,498	169,543
Gain on disposition of real estate, net of tax	3,093	3,691	6,368	63,713

Net income	$38,515	$43,283	$121,866	$233,256

Net income applicable to common shareholders	$27,948	$32,716	$90,164	$192,889

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$27,948	$32,716	$90,164	$192,889
Depreciation and amortization of real estate investments	61,099	54,235	172,740	160,819
Equity in net income of joint ventures (E)	(1,981)	(6,003)	(21,924)	(33,887)
Joint ventures’ FFO (E)	15,833	17,602	60,922	62,475
Minority interests (OP Units) (F)	261	569	1,145	1,706
Gain on disposition of depreciable real estate	(3,170)	430	(4,321)	(19,013)

FFO applicable to common shareholders	99,990	99,549	298,726	364,989
Preferred dividends	10,567	10,567	31,702	40,367

FFO	$110,557	$110,116	$330,428	$405,356

Per share data:
Earnings per common share
Basic	$0.23	$0.27	$0.75	$1.60

Diluted	$0.23	$0.26	$0.75	$1.59

Dividends Declared	$0.69	$0.66	$2.07	$1.98

Funds From Operations – Basic (I)	$0.83	$0.80	$2.48	$2.98

Funds From Operations – Diluted (I)	$0.83	$0.80	$2.48	$2.97

Basic – average shares outstanding (I)	119,795	123,329	119,447	120,910

Diluted – average shares outstanding (I)	119,882	123,727	119,631	121,594

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Base and percentage rental revenues for the nine-month period ended September 30, 2008, as compared to the prior-year period, decreased $2.8 million, primarily due to the disposition of properties in 2007 and 2008 to joint venture interests of $28.9 million. Increases in base and percentage rental revenues of core portfolio properties increased $4.1 million (an increase of 1.0% over the comparable period in 2007), $18.3 million from the acquisition of assets and the merger with IRRETI, $3.3 million related to developments and redevelopments and $0.4 million from an increase in occupancy at the Company’s business centers. Included in the rental revenues for the nine-month periods ended September 30, 2008 and 2007, is approximately $7.2 million and $9.4 million, respectively, of revenue resulting from the recognition of straight-line rents.
(B)	Other income for the three- and nine-month periods ended September 30, 2008 and 2007 was comprised of the following (in millions):

	Three-Month Periods		Nine-Month Periods
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Acquisition fees	$—	$0.1	$—	$6.4
Lease termination fees	0.8	1.4	5.5	4.9
Financing fees	1.9	0.1	1.9	1.5
Other miscellaneous	—	0.5	0.4	0.8

	$2.7	$2.1	$7.8	$13.6

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the nine-month periods ended September 30, 2008 and 2007, general and administrative expenses were approximately 4.3% and 4.6%, respectively, of total revenues, including joint venture revenues. For the nine-month period ended September 30, 2007, the Company recorded a charge of approximately $4.1 million to general and administrative expense in connection with the Company’s former president’s resignation as an executive officer. Excluding this charge, general and administrative expenses were 4.3% of total revenues for the nine-month period ended September 30, 2007.
(D)	Other expense primarily relates to abandoned acquisition and development project costs and litigation costs. The increase in other expense for the third quarter of 2008 is due in part to an accrual for the potential liability associated with a legal verdict as well as the related litigation expenses.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(E)	The following is a summary of the combined operating results of the Company’s joint ventures:

	Three-Month Periods		Nine-Month Periods
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Revenues from operations (a)	$239,921	$230,935	$714,624	$577,877

Operating expense	86,976	74,091	246,229	187,729
Depreciation and amortization of real estate investments	59,274	55,568	175,723	135,207
Interest expense	75,725	80,884	225,008	193,211

	221,975	210,543	646,960	516,147

Income from operations before tax expense and discontinued operations	17,946	20,392	67,664	61,730
Income tax expense	(4,010)	(2,958)	(11,994)	(7,503)
(Loss) gain on disposition of real estate	—	(103)	(13)	92,987
(Loss) income from discontinued operations, net of tax	(1)	(323)	115	(412)
Income on disposition of discontinued operations, net of tax	—	1,790	—	2,529
Other income, net (b)	(36,728)	—	19,811	—

Net income	$(22,793)	$18,798	$75,583	$149,331

DDR ownership interests (c)	$2,603	$6,263	$22,816	$34,520

FFO from joint ventures are summarized as follows:
Net income	$(22,793)	$18,798	$75,583	$149,331
Loss (gain) on disposition of real estate, including discontinued operations	—	103	13	(91,339)
Depreciation and amortization of real estate investments	59,274	55,702	175,723	135,539

	$36,481	$74,603	$251,319	$193,531

DDR ownership interests (c)	$15,833	$17,602	$60,922	$62,475

DDR joint venture distributions received, net (d)	$15,189	$14,088	$41,490	$79,782

(a)	Revenues for the three-month periods ended September 30, 2008 and 2007 included approximately $1.5 million and $2.3 million, respectively, resulting from the recognition of straight-line rents of which the Company’s proportionate share was $0.2 million and $0.3 million, respectively. Revenues for the nine-month periods ended September 30, 2008 and 2007 included approximately $5.7 million and $6.6 million, respectively, resulting from the recognition of straight-line rents of which the Company’s proportionate share was $0.7 million and $1.0 million, respectively.

(b)	Amount reflects equity in net income associated with a 50% owned joint venture that owns 37 Mervyn’s stores. In addition, the effects of certain derivative instruments that are marked to market through earnings from the Company’s equity investment in MDT aggregating approximately $37.7 million of loss and $16.5 million of gain are reflected in the three- and nine-month periods ended September 30, 2008, respectively, of which the Company’s share was approximately $3.5 million of loss and $1.0 million of gain, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(c)	The Company’s share of joint venture net income was decreased by $0.6 million and $0.2 million for the three-month periods ended September 30, 2008 and 2007, respectively. The Company’s share of joint venture net income was decreased by $0.9 million and $0.6 million for the nine-month periods ended September 30, 2008 and 2007, respectively. These adjustments reflect basis differences impacting amortization and depreciation and gain on dispositions. During the nine-month period ended September 30, 2007, the Company received $13.6 million of promoted income relating to the sale of assets from the DDR Markaz Joint Venture which is included in the Company’s proportionate share of net income and FFO.

At September 30, 2008 and 2007, the Company owned joint venture interests, excluding consolidated joint ventures, in 329 and 317 shopping center properties, respectively.

(d)	Distributions may include funds received from asset sales and refinancings in addition to ongoing operating distributions.
(F)	Minority interests are comprised of the following:

	Three-Month Periods		Nine-Month Periods
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Minority equity interests	$1,263	$1,635	$4,720	$4,808
Operating partnership units	261	569	1,145	1,706
Preferred operating partnership units	—	—	—	9,690

	$1,524	$2,204	$5,865	$16,204

The preferred operating partnership units were redeemed in June 2007. In June 2008, 0.5 million operating partnership units were converted into an equivalent number of common shares of the Company.
(G)	During the third quarter of 2008 and the first quarter of 2007, the Company released to income approximately $16.0 million and $15.0 million, respectively, of previously established valuation allowances against certain deferred tax assets as management had determined, due to several factors, that it is more likely than not that the deferred tax asset will be realized. The release of this reserve in 2008 was primarily due to the Company’s increased use of its taxable REIT subsidiaries relating to the recognition of fees, primarily from joint ventures, and other miscellaneous non real estate related income.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(H)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three-Month Periods		Nine-Month Periods
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Revenues	$2,179	$3,860	$7,875	$34,163

Expenses:
Operating	650	2,033	2,962	10,075
Interest, net	371	1,178	1,730	9,170
Depreciation	646	972	3,534	7,025
Minority interest	54	(230)	110	(515)

Total expenses	1,721	3,953	8,336	25,755

Income (loss) before gain (loss) on disposition of real estate	458	(93)	(461)	8,408
(Loss) gain on disposition of real estate, net	(2,717)	(310)	(1,830)	13,323

Net (loss) income	$(2,259)	$(403)	$(2,291)	$21,731

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the assumed conversion of approximately 0.4 million and 0.9 million Operating Partnership Units (“OP Units”) outstanding at September 30, 2008 and 2007, respectively, into 0.4 million and 0.9 million common shares of the Company for the three-month periods ended September 30, 2008 and 2007, respectively, and 0.6 million and 0.9 million common shares for the nine-month periods ended September 30, 2008 and 2007, respectively, on a weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO, were approximately 120.8 million and 125.1 million for the three-month periods ended September 30, 2008 and 2007, respectively, and 120.6 million and 122.8 million for the nine-month periods ended September 30, 2008 and 2007, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	September 30, 2008 (A)	December 31, 2007 (A)
Assets:
Real estate and rental property:
Land	$2,084,898	$2,142,942
Buildings	5,898,491	5,933,890
Fixtures and tenant improvements	260,902	237,117

	8,244,291	8,313,949
Less: Accumulated depreciation	(1,167,243)	(1,024,048)

	7,077,048	7,289,901
Construction in progress	939,421	664,926
Assets held for sale	—	5,796

Real estate, net	8,016,469	7,960,623

Investments in and advances to joint ventures	709,974	638,111
Cash	30,171	49,547
Restricted cash (B)	106,391	58,958
Notes receivable	65,930	18,557
Receivables, including straight-line rent, net	201,657	199,354
Other assets, net	163,664	164,666

	$9,294,256	$9,089,816

Liabilities:
Indebtedness:
Revolving credit facilities	$955,912	$709,459
Unsecured debt	2,519,435	2,622,219
Mortgage and other secured debt	2,434,528	2,259,336

	5,909,875	5,591,014
Dividends payable	89,956	85,851
Other liabilities	296,560	285,245

	6,296,391	5,962,110
Minority interests	146,575	128,881
Shareholders’ equity	2,851,290	2,998,825

	$9,294,256	$9,089,816

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
(A)	Amounts include the consolidation of a 50% owned joint venture, DDR MDT MV LLC (“MV LLC”), that owns 37 sites occupied by Mervyns, which includes $380.4 and $405.8 million of real estate assets at September 30, 2008 and December 31, 2007, respectively, $258.5 million of mortgage debt at September 30, 2008 and December 31, 2007, and $87.0 million and $74.6 million of minority equity interest at September 30, 2008 and December 31, 2007, respectively. The decrease in real estate assets at MV LLC is primarily due to the application of $25.0 million in cash proceeds received under a purchase price rebate letter of credit from the seller of the Mervyns portfolio due to the retailer’s bankruptcy filing during the third quarter.

(B)	Restricted cash includes $58.0 million at MV LLC and $48.4 million relating to the terms of a bond issue for one of the Company’s projects in Mississippi. The MV LLC restricted cash is comprised of $25.0 million received from the seller of the Mervyns portfolio relating to Mervyns bankruptcy filing in the third quarter and a $33.0 million capital contribution by the members of MV LLC, both of which are required to be held in escrow by the lender.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	September 30, 2008	December 31, 2007
Land	$2,388,344	$2,384,069
Buildings	6,340,323	6,253,167
Fixtures and tenant improvements	126,547	101,115

	8,855,214	8,738,351
Less: Accumulated depreciation	(568,814)	(412,806)

	8,286,400	8,325,545
Construction in progress	409,514	207,387

Real estate, net	8,695,914	8,532,932
Receivables, including straight-line rent, net	154,955	124,540
Leasehold interests	12,905	13,927
Other assets	363,369	365,925

	$9,227,143	$9,037,324

Mortgage debt (a)	$5,752,459	$5,551,839
Notes and accrued interest payable to DDR	34,731	8,492
Other liabilities	229,817	201,083

	6,017,007	5,761,414
Accumulated equity	3,210,136	3,275,910

	$9,227,143	$9,037,324

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $1,199.6 million and $1,034.1 million at September 30, 2008 and December 31, 2007, respectively.